EXHIBIT 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated October 31, 2025 (the “Effective Date”), is entered into by and between Clark R. Moore (“Executive”) and PEDEVCO Corp., a Texas corporation (the “Company”).

1. Employment Period. The Company agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, on the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date such employment is terminated in accordance with Section 7 (the “Employment Period”).

2. Position; Duties; Principal Work Location. During the Employment Period, Executive will serve as the Company’s Executive Vice President, General Counsel, and Secretary. In such position, Executive will have such duties and responsibilities as are consistent with such title and position, and otherwise as may be agreed upon from time to time by Executive and the Company. Executive will report to the Company’s Chief Executive Officer. During the Employment Period, Executive will devote as much time and effort as is necessary to discharge and perform faithfully and complete to the best of his ability the duties and responsibilities hereunder; provided that nothing herein will preclude Executive from (i) serving in any capacity or otherwise participating in civic, charitable, philanthropic, educational, welfare, social, or religious activities; (ii) participating in industry and trade organization activities; (iii) managing personal and family investments and affairs, (iv) serving on boards of directors of other entities that are not competitive with the business of the Company, provided such service does not materially conflict with Executive’s duties and responsibilities hereunder and Executive receives the prior consent of the Company; or (v) serving as legal consultant and advisor to persons or entities not engaged in businesses directly competitive with the Company, so long as such activities do not significantly interfere with the performance of his responsibilities as an officer of the Company in accordance with this Agreement. Executives principal work location will be his primary residence in San Ramon, California (or such other remote location as determined by Executive so long as working from such remote location does not materially interfere with the performance of Executives duties and responsibilities hereunder).

3. Base Compensation. Effective as of the Effective Date, the Company will pay Executive a base salary at the annual rate of $294,000, payable in regular installments in accordance with the Company’s normal payroll practices. The Company will review Executive’s annual base salary in good faith at least annually and will not decrease Executive’s annual base salary. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4. Annual Bonus. With respect to each fiscal year of the Company during the Employment Period, Executive will be eligible to earn a target annual bonus in an amount equal to 50% of Executive’s Base Salary (the “Target Annual Bonus”). The Company will review Executive’s Target Annual Bonus in good faith at least annually and will not decrease Executive’s Target Annual Bonus. The actual bonus paid may be higher or lower depending on the degree of achievement of performance objectives, as set and determined by the Company reasonably and in good faith. To be eligible for and receive payment of any annual bonus, Executive must be employed by the Company through the end of the fiscal year to which the annual bonus relates.

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5. Equity Awards. Executive will be eligible for grants of equity awards (including, without limitation, options, restricted stock, restricted stock units and similar awards), subject to conditions and other terms to be agreed in writing by Executive and the Company.

6. Employee Benefits; Vacation; Expenses; D&O Insurance; Indemnification. During the Employment Period, Executive will be entitled to (i) participate in the Company’s employee benefit plans as in effect from time to time, (ii) paid holidays and reasonable paid time off), with Employee receiving no less than five (5) weeks paid time off (“PTO”) per annum, and (iii) reimbursement of business expenses, including at least $100 per month for telephone service, in each case in accordance with the Company’s policies and practices but on a basis no less favorable than (x) made available to the senior officers of the Company from time to time and (y) in effect for Executive effective as of the Effective Date. During the Employment Period and for not less than six years thereafter, the Company will ensure that (i) Executive is covered under director’s and officer’s liability insurance policy and (ii) entitled to indemnification (and advancement of expenses), in each case on terms and conditions no less favorable than (x) made available generally to the senior officers of the Company from time to time and (y) in effect for Executive on the Effective Date.

7. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any reason. Upon such termination, the Employment Period will end and Executive will be entitled to the amounts described in this Section 7.

(a) Termination by Company for Cause or Termination by Executive without Good Reason. If Executive’s employment is terminated (x) by the Company for Cause or (y) by Executive’s resignation without Good Reason, Executive will be entitled to receive: (i) the Base Salary accrued through the date of termination, payable in accordance with the Company’s normal payment practices; (ii) reimbursement, within thirty days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; (iii) any annual bonus earned for the prior year that has not been paid; and (iv) such accrued and vested compensation and benefits, if any, as to which Executive may be entitled under the compensation or benefit plans, agreements or arrangements of the Company (other than benefits in the nature of severance pay), which will be paid or provided in accordance with the terms of such plans, agreements or arrangements (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Obligations”).

(b) By the Company Without Cause or due to Disability; by Executive for Good Reason; or Due to Death. If Executive’s employment is terminated by the Company without Cause (or due to Disability), by Executive for Good Reason, or due to death, Executive will be entitled to receive: (i) the Accrued Obligations; (ii) a lump sum cash payment equal to two (2) times the sum of (x) Executive’s annual Base Salary then in effect (disregarding any reduction thereof that was not approved in writing by Executive) and (z) Executive’s Target Annual Bonus for the year of termination (disregarding any reduction thereof that was not approved in writing by Executive); (iii) vesting acceleration of 100 percent of the unvested portion of all equity awards held by Executive immediately prior to such termination, with performance-based equity awards vesting at the greater of target or actual achievement through the date of such termination, and any stock option(s) shall remain exercisable for twelve (12) months following such termination; and (iv) provided Executive elects to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premiums applicable to Executive to maintain such continued coverage for twenty-four (24) months following the month of termination. If at the time Executive separates from service, it would result in a Company excise tax, or otherwise violate applicable law, for the Company to pay, or reimburse, Executive for COBRA premiums, then no such premiums will be paid or reimbursed and if doing so would not cause imposition of an excise tax or otherwise violate applicable laws, Executive will be paid a single lump sum equal to the then-current monthly COBRA bundle premium rate (medical, dental, and vision) for Executive’s then-current coverage, multiplied by twenty-four (24).

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(c) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 8(d) hereof. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(d) Conditions to Severance; Non-Duplication. Executive’s receipt of any severance benefits under this Agreement, other than the Accrued Obligations, is subject to Executive signing and not revoking the Company’s then standard separation agreement (the “Release”), which must become effective and irrevocable no later than the fifty-fifth day following the date of the applicable termination. If the Release does not become effective and irrevocable by such deadline, Executive will forfeit any right to the severance payments under this Agreement. In the Release, Executive will (i) acknowledge the receipt of the severance payments under this Agreement, (ii) release the Company and its affiliates and other persons and entities designated by the Company from any liability arising from Executive’s employment or termination of employment (other than with respect to Executive’s rights under this Agreement) and (iii) agree to covenants related to confidentiality and the Company’s reputation, as well as other covenants, in each case to the extent they are customary, standard and appropriate within the industry in which the Company operates, as determined by the Company in its reasonable, good faith discretion. Any lump sum cash severance payments under this Agreement will be provided to Executive on the second regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable; provided, however, Employee shall not be required to agree to a non-compete agreement to receive any severance benefits. Any acceleration of equity awards will be effective, subject to the terms of the applicable equity award governing the settlement timing of the equity award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, on a date within fourteen days following the date the Release becomes effective and irrevocable.

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8. Miscellaneous.

(a) Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy will be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by Judicial Arbitration and Mediation Services (“JAMS”). Such arbitration process will take place in the state set forth in the first sentence of this paragraph. The decision of the arbitrator will be final and binding upon all parties hereto and will be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The prevailing party will be entitled to receive from the other party its reasonable attorney’s fees and expenses, and all other actual costs and expenses, relating to such arbitration and of enforcement of JAMS’ decision.

(b) Entire Agreement; Amendments; No Waiver; Severability; Assignment and Successors; Set Off; No Mitigation; Withholding Taxes; Clawbacks; Counterparts. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement (including that certain Executive Employment Agreement, dated January 11, 2023, as amended to date), excluding any equity incentive compensation arrangements that may be separately entered into by and between Executive and the Company or an affiliate, but including the vesting acceleration described herein, which will apply to all equity awards. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected thereby. Neither this Agreement, nor any of Executive’s rights or duties hereunder, will be assignable or delegable by Executive. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the ownership interests, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor will be a material breach of this Agreement. As used in this Agreement, “Company” means PEDEVCO Corp., as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder will not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive will not be obligated to mitigate any amounts payable or to be provided hereunder by seeking other employment or otherwise, nor will the amounts payable to Executive hereunder be reduced by compensation earned by Executive by any subsequent employer or service recipient. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything to the contrary in this Agreement, Executive will be subject to the terms and conditions of any clawback or similar policy implemented by the Company. This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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(c) Compliance with Section 409A of the Code; Section 280G of the Code.

(i) To the extent applicable, it is intended that this Agreement and any payment made hereunder will comply with the requirements of (or an exemption or exclusion from) Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and any ambiguities in this Agreement will be interpreted accordingly. Any provision of this Agreement that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive will not be considered to have terminated employment with the Company for purposes of this Agreement and no payments will be due to Executive under this Agreement which are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A (as determined by the Company and Executive), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment will instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement will be construed as a separate identified payment for purposes of Section 409A. Any actual bonus earned pursuant to Section 4 will be paid no later than sixty days following the lapse of the “substantial risk of forfeiture” (within the meaning of Section 409A) applicable thereto.

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(ii) In the event that it is determined that any payment or distribution by the Company (or any of its affiliates) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other Company agreement, policy, plan, program or arrangement (a “Payment”)) that is made on or prior to December 31, 2026 would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (such tax being hereafter referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments, subject to the Cap (as defined below) (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, penalties and interest, including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, subject to the Cap. This provision is intended to be a full gross-up of any Excise Tax, subject to the Cap. Notwithstanding anything to the contrary herein, the Gross-Up Payment payable by the Company to Executive shall not exceed the amount of $600,000 (the “Cap”). For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (A) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (B) state and local income taxes at the highest rate in effect in the year in the state or locality in which the Gross-Up Payment would be subject to state or local tax. The Gross-Up Payment will be paid to Executive as soon as administratively practicable following the date Executive is required to pay the Excise Tax and in any event within the timeframe required under Treasury Regulation 1.409A-3(i)(1)(v). In the event that it is determined that a Payment that is made after December 31, 2026 would be subject to the Excise Tax, then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such maximum lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account all taxes, penalties and interest, including any Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If multiple Payments may be reduced, reduction will occur in the following order: reduction of employee benefits; cancellation of accelerated vesting of equity awards; reduction of cash payments. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of all related amounts will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”) or another nationally recognized firm jointly selected by the Company and Executive, which shall provide detailed supporting calculations. Any reasonably determination by the Accounting Firm will be binding upon the Company and Executive.

(d) Notice. Any notices required or permitted hereunder will be sent using any means (including personal delivery, courier, messenger service, facsimile transmission or electronic transmission), if to Executive, at the most recent address in the Company’s personnel records or such other address as Executive may designate in writing to the Company, and, if to the Company, at the address of its headquarters, Attention: Chief Executive Officer, or such other address as the Company may designate in writing to Executive. Such notice will be deemed duly given when it is actually received by the party for whom it was intended.

9. Effect of Termination of the Employment Period. Other than Sections 8 and 9, and the Company’s director’s and officer’s liability insurance policy obligations and indemnification obligations set forth in Section 6, which will survive indefinitely, upon termination of the Employment Period, this Agreement will no longer have any force or effect (other than any severance payments or benefits payable under Section 8).

10. Definitions. For purposes of this Agreement:

(a) “Board” means the Board of Directors of the Company.

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(b) “Cause” means, as determined by the Company in good faith, (A) in connection with Executive’s services hereunder, Executive commits a material act of fraud or material act of dishonesty with respect to the Company, which act causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (B) Executive is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude, which causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (C) Executive engages in gross negligence or willful misconduct in the performance of his duties hereunder that materially violates the Company’s policies and which misconduct causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (D) Executive repeatedly and willfully refuses to follow the lawful written directions of the Board; or (E) Executive materially breaches any material provision of any proprietary information and inventions agreement with the Company. The Company may terminate Executive’s employment for Cause only if (x) the Company gives Executive Notice of Termination prior to the termination and within thirty days after the Company learns of the event or occurrence that is alleged to constitute Cause, specifying the grounds upon which Cause is alleged, (y) Executive fails to cure such grounds for Cause within thirty days after Executive receives such notice, and (z) the termination occurs within sixty days after such event or occurrence. For purposes of this Agreement, no act or failure to act, on Executive’s part, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon and within the authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company

(c) “Disability” means Executive has been unable, due to physical or mental illness or incapacity, to substantially perform Executive’s duties and the essential functions of Executive’s position, with or without reasonable accommodation, on a full-time basis for six months.

(d) “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (A) a material reduction in Executive’s Base Salary or Target Annual Bonus; (B) a relocation of Executive’s principal place of work to a location that is more than ten miles from Executive’s primary place of employment as of the Effective Date; (C) a material diminution in Executive’s authority, position, title, duties, reporting structure, or responsibilities, individually or taken as a whole and including any such diminution that takes place following a Change in Control; or (D) a material breach by the Company of the terms of this Agreement or any other agreement between the Company and Executive; provided, that no such event described above will constitute Good Reason unless: (x) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within sixty days of becoming aware of such event; (y) the Company fails to cure the condition or event constituting Good Reason within thirty days following receipt of Executive’s Notice of Termination (the “Cure Period”) and (z) Executive’s termination of employment occurs within ninety days following the last day of such Cure Period.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PEDEVCO Corp.	Clark R. Moore

/s/ J. Douglas Schick	/s/ Clark R. Moore
By: J. Douglas Schick
Title: President and CEO

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